Ex-99.1

Contact: Emily Rill The World Series of Golf 410.616.8945	Jessica Bellucci WGN America 212.210.2626

World Series of Golf® Magnifies TV Presence with WGN America Deal
Availability of 2009 Tournament Coverage to Grow Exponentially
in More than 71 Million Homes Nationwide

LAS VEGAS, NV (APRIL XX, 2009) – The World Series of Golf, Inc. (OTCBB: WSGF) today announced an agreement with WGN America that will dramatically increase U.S. television coverage of its namesake event in 2009. The new broadcast package will bolster the presence of the third annual amateur hit-and-bet tournament in more than 71 million homes nationwide.

Under the terms of the deal, WGN America (www.wgnamerica.com) will carry 26 hours of World Series of Golf (www.worldseriesofgolf.com) coverage via 13 original one-hour episodes and replay of each episode. Television coverage of the World Series of Golf, which features a $10,000 entry feel and a top prize of $300,000, has increased from a total of two hours in each of the tournament’s first two years to up to a total of 26 hours and potential additional replays for the 2009 tournament.

“This agreement is a cornerstone of our long-range strategic plan to build the World Series of Golf brand, increase value for our shareholders and partners, and maximize our visibility among new audiences,” said World Series of Golf President Terry Leiweke. “The enhanced broadcast platform we have established with WGN America will introduce our high-stakes format combining the best of golf and no-limit hold’em poker to millions of potential event participants nationwide.”

The third annual World Series of Golf will be played May 11-14, 2009 at the Las Vegas Paiute Golf Resort (www.lvpaiutegolf.com). WGN America’s coverage of the tournament is scheduled to air on Saturdays and Sundays from June 27 and 28 through September 19 and 20. Saturday coverage is tentatively slated to begin at 1 p.m. Eastern; Sunday coverage is scheduled to begin at 11 a.m. Eastern.

“The World Series of Golf will resonate with WGN America’s viewers seeking the best in sports and entertainment programming, and we are pleased to add the series to WGN America’s summer lineup,” said Sean Compton, Senior Vice President of Programming & Development, Tribune Broadcasting.”

The World Series of Golf is open to all amateur golfers age 21 and older. The proprietary method of play (www.worldseriesofgolf.com/overview.aspx) incorporates a $10,000 entry fee. Players ante at each tee box; after teeing off in a pre-determined order, they have the option to call or raise the bets of competitors in their pairing, or to fold the hole. Players who fold lose any bets they have committed to the pot and rejoin play on the next tee.

Players who remain in the action continue to bet prior to each subsequent shot, building the pot as they move from the tee to the green. The player who wins the hole – either by stroke count or by forcing his or her competitors to fold – wins the pot.

Players are eliminated when their $10,000 purse is exhausted or so depleted they cannot pay the ante on the next tee. Players who win their initial pairing advance to the tournament’s second round and recoup their $10,000 buy-in. Players who win their second-round pairing advance to the final round and are guaranteed a cash prize of at least $30,000. The winner of the event receives a cash prize of $300,000.

The Mirage Hotel & Casino (www.mirage.com) serves as the host hotel for the World Series of Golf.

ABOUT THE WORLD SERIES OF GOLF

Based in Las Vegas, the World Series of Golf is a global sports and entertainment company whose activities include land-based and online, skill-based golf events featuring a patent-pending method of play. The World Series of Golf, combining the skill of golf and wagering format of No-Limit Texas Hold’em poker, was played at exclusive golf resorts in Las Vegas, NV in 2007 and 2008. The third annual World Series of Golf will be played May 11-14, 2009 at the Las Vegas Paiute Golf Resort in Las Vegas. The company plans to achieve its international expansion goals through strategic partnerships, sponsorships, and the founders’ extensive experience and contacts in the field of sports marketing. For additional information or to register for an event, visit the company’s website at www.worldseriesofgolf.com.

ABOUT WGN AMERICA

WGN America is everywhere America calls home. A broad entertainment network and destination for audiences across America, WGN America (also available in HD) is part of Tribune Broadcasting Company, and is nationally distributed via cable, satellite and Telco with entertainment programming consisting of cable exclusives, first-run programs, blockbuster movies and live sports. For program schedules or additional information please visit www.wgnamerica.com.

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